EXHIBIT 99.2

Marc King	Phil Bourdillon/Gene Heller
Vice President, Armor Operations	Silverman Heller Associates
(703) 518-0618	(310) 208-2550

CERADYNE, INC. RECEIVES FOLLOW-ON

ARMOR ORDER FOR AM GENERAL M1152 VEHICLE

Costa Mesa, Calif.—December 22, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) announced that it has received follow-on vehicle armor component orders for the M1152 HMMWV (HUMVEE®) from AM General Corporation. A total of $3.8 million in orders will be delivered in 2007. The Company has received a total of $5.7 million in HUMVEE® armor orders since its initial order in May 2006.

Ceradyne designed the armor in its Wixom, Michigan, vehicle armor prototype facility in conjunction with AM General’s development team in Livonia, Michigan. The production armor components will be manufactured in Ceradyne’s 80,000 square-foot Irvine, California armor facility.

Marc King, Ceradyne vice president of armor operations, commented: “The continuing order flow of armor components for the HUMVEE® validates our quality and on-time delivery of vehicle armor.

King added, “We are currently performing further armor research and developing new ceramic composite armor designs for additional HMMWV variations, as well as other military vehicles.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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